 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-250045
PROSPECTUS
Lordstown Motors Corp.
Up to 60,700,926 Shares of Class A Common Stock
Up to 2,276,464 Shares of Class A Common Stock Issuable Upon Exercise of
Warrants
Up to 2,276,464 Warrants

This prospectus relates to the issuance by us of up to an aggregate of up to 2,276,464 of our Class A common stock, $0.0001 par value per share (“Class A common stock”), that are issuable upon the exercise of 2,276,464 (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of DiamondPeak Holdings Corp. (“DiamondPeak”). We will receive the proceeds from any exercise of any Private Placement Warrants for cash.
This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (i) up to 60,700,926 shares of Class A common stock (including up to 2,276,464 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants and up to 1,649,489 shares of Class A common stock that may be issued upon exercise of BGL Warrants (as defined below)) and (ii) up to 2,276,464 Private Placement Warrants. We will not receive any proceeds from the sale of any shares of Class A common stock or Private Placement Warrants by the Selling Securityholders pursuant to this prospectus.
We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the securities. The Selling Securityholders may sell the shares of Class A common stock and Private Placement Warrants covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the securities in the section entitled “Plan of Distribution.”
Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “RIDE.” On August 30, 2022, the last reported sale price of our Class A common stock on the Nasdaq Global Select Market was $2.09.

Investing in these securities involves risks. Please carefully read the information under the headings “Risk Factors” beginning on page 4 of this prospectus and in our most recent reports on Form 10-K and Form 10-Q that are incorporated by reference in this prospectus before you invest in our securities.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 31, 2022.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants. We will receive proceeds from any exercise of the Private Placement Warrants or the warrants issued to Brown Gibbons Lang & Company (the “BGL Warrants”) for cash.
You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the information incorporated by reference herein or therein. Refer to”Information Incorporated by Reference” and “Where You Can Find More Information.”
On October 23, 2020 (the “Closing Date”), DiamondPeak Holdings Corp., our predecessor company (“DiamondPeak”), consummated the previously announced merger pursuant to the Agreement and Plan of Merger, dated as of August 1, 2020 (the “Business Combination Agreement”), by and among DiamondPeak, DPL Merger Sub Corp. (“Merger Sub”) and Lordstown Motors Corp. (“Legacy Lordstown” and now known as Lordstown EV Corporation), pursuant to which Merger Sub merged with and into Legacy Lordstown, with Legacy Lordstown surviving the merger as a wholly-owned subsidiary of DiamondPeak (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), DiamondPeak changed its name to Lordstown Motors Corp.
Unless the context indicates otherwise, references in this prospectus to the “Company,” “Lordstown,” “we,” “us,” “our” and similar terms refer to Lordstown Motors Corp. (f/k/a DiamondPeak Holdings Corp.) and its consolidated subsidiaries (including Legacy Lordstown). References to “DiamondPeak” refer to our predecessor company prior to the consummation of the Business Combination.
This prospectus contains our registered and unregistered trademarks and service marks, as well as trademarks and service marks of third parties. Solely for convenience, these trademarks and service marks are referenced without the ®, ™ or similar symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and service marks. All brand names, trademarks and service marks appearing in this prospectus are the property of their respective holders.

SUMMARY
This summary highlights selected information appearing elsewhere in or incorporated by reference into this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus and the documents incorporated by reference herein carefully, including the information referenced under the heading “Risk Factors” and in our financial statements, together with any accompanying prospectus supplement.
Overview
Lordstown is an electric vehicle (“EV”) innovator developing high-quality light duty commercial fleet vehicles, with the Endurance all electric pick-up truck as our first vehicle being launched in the Lordstown, Ohio facility.
As described in more detail in the documents incorporated by reference herein, we recently completed the sale of the Lordstown, Ohio manufacturing facility to Foxconn EV Technology, Inc., an Ohio corporation, and an affiliate of Hon Hai Technology Group (“HHTG”; either HHTG or applicable affiliates of HHTG are referred to herein as “Foxconn”) and entered into a manufacturing supply agreement pursuant to which Foxconn will manufacture the Endurance at the facility and perform related services. We have also recently established a joint venture with Foxconn to jointly design, develop, test and industrialize all-electric commercial vehicles with Foxconn using its Mobility-in-Harmony (“MIH”) platform, which would also be built at the Lordstown, Ohio plant and potentially licensed for production elsewhere in the world.
We continue to explore all financing alternatives as our operations are anticipated to require significant capital investment for the foreseeable future. We are also seeking strategic partners, including other automakers, to provide additional capital/or and other support to enable us to scale the Endurance program and to develop new vehicle programs through the joint venture with Foxconn. As we seek additional sources of financing, there can be no assurance that such financing would be available to us on favorable terms or at all.
Corporate Information
Lordstown Motors Corp., originally known as DiamondPeak Holdings Corp., was incorporated in Delaware on November 13, 2018 as a blank check company for the purpose of effecting a business combination and completed its initial public offering in March 2019. As described above, the Business Combination was completed on October 23, 2020. The mailing address of our principal executive office is 2300 Hallock Young Road, Lordstown, Ohio 44481. Our telephone number is (234) 285-4001. Our website address is www.lordstownmotors.com. Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “RIDE.” Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus.

THE OFFERING
Issuer
Lordstown Motors Corp. (f/k/a DiamondPeak Holdings Corp.).
Issuance of Class A Common Stock
Shares of Class A Common Stock Offered by Us
2,276,464 shares of Class A common stock, issuable upon the exercise of Private Placement Warrants.
Shares of Class A Common Stock Outstanding Prior to Exercise of All Warrants
205,871,561 shares (as of August 1, 2022).
Shares of Class A Common Stock Outstanding Assuming Exercise of All Warrants
209,797,514 shares (based on total shares outstanding as of August 1, 2022).
Exercise Price of Warrants
$11.50 per share for the Private Placement Warrants and $10.00 per share for the BGL Warrants, each subject to adjustment as described herein. See “Description of Securities — Warrants” for further discussion.
Use of Proceeds
We will receive up to an aggregate of approximately $43.1 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds” for further discussion.
Resale of Class A Common Stock and Private Placement Warrants
Shares of Class A Common Stock Offered by the Selling Securityholders
60,700,926 shares of Class A common stock (including up to 3,925,953 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants and BGL Warrants).
Warrants Offered by the Selling Securityholders
2,276,464 Private Placement Warrants.
Redemption
The Private Placement Warrants are redeemable in certain circumstances. See “Description of Securities — Warrants” for further discussion.
Use of Proceeds
We will not receive any proceeds from the sale of shares of Class A common stock or Private Placement Warrants by the Selling Securityholders.
Market for Class A Common Stock and Warrants
Our Class A common stock is currently traded on the Nasdaq Global Select Market under the symbol “RIDE.” We currently do not intend to list the Private Placement Warrants offered hereby or the BGL Warrants on any stock exchange or stock market.
Risk Factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, you should carefully consider the risks described under the heading “Risk Factors” in any applicable prospectus supplement and any related free writing prospectus, and under “Part I, Item 1A. Risk Factors” contained in our most recent annual report on Form 10-K and in subsequent quarterly reports on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus and the applicable prospectus supplement in their entirety, together with other information in this prospectus and the applicable prospectus supplement, the documents incorporated by reference herein and therein, and any free writing prospectus that we may authorize for use in connection with a specific offering. See “Where You Can Find Additional Information.”

FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement and any related free writing prospectus, including the information incorporated by reference herein and therein, contain or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or the negative of these words or other comparable terminology. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them.
Given these uncertainties, you should not place undue reliance on these forward-looking statements as actual events or results may differ materially from those projected in the forward-looking statements due to various factors, including, but not limited to, those set forth under the heading “Risk Factors” in any applicable prospectus supplement, the documents incorporated by reference therein or any free writing prospectus that we authorized and under “Part I, Item 1A. Risk Factors” contained in our most recent annual report on Form 10-K, and in subsequent quarterly reports on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus and the applicable prospectus supplement in their entirety, as well as the following:
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our ability to continue as a going concern, which requires us to manage costs, obtain significant additional funding to execute our business plan, and achieve our production targets for the Endurance in 2022 and beyond, and our ability to raise such funding on a reasonable timeline and with suitable terms;

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our ability to raise sufficient capital in order to invest in the tooling that we expect will enable us to eventually lower the Endurance bill of materials cost, continue design enhancements of the Endurance and fund any future vehicles we may develop;

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the cost and other impacts of contingent liabilities such as current and future litigation, claims, regulatory proceedings, investigations, complaints, product liability claims, stockholder demand letters, availability of insurance coverage and/or adverse publicity, which may have a material adverse effect, whether or not successful or valid, on our liquidity position, cash projections, business prospects and ability and timeframe to obtain financing;

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our ability to realize the benefits from our recently completed transactions and agreements with Foxconn;

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our ability to execute our business plan, expansion plans, strategic alliances and other opportunities, including development and market acceptance of our planned products;

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risks related to our limited operating history, the rollout of our business and the timing of expected business milestones, including the ability to complete the engineering of the Endurance, to ensure completion of the retooling of the production facility, to establish appropriate supplier relationships, to successfully complete testing, homologation and certification and to start commercial production and delivery of the Endurance, in accordance with our projected timeline;

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our ability to source and maintain suppliers for our critical components and the terms of such arrangements, and our ability to complete building out our supply chain;

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the availability and cost of raw materials and components, particularly in light of current supply chain disruptions and labor concerns, inflation, and the consequences of such shortages on testing and other activities, which could present challenges that impact the timing of our commercial production;

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our ability to successfully identify and implement actions that will lower the Endurance bill of materials cost, including sourcing benefits anticipated from our relationship with Foxconn;

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our ability to obtain binding purchase orders and build customer relationships, including uncertainties as to whether and to what degree we are able to convert previously-reported nonbinding pre-orders and other indications of interest in our vehicle into binding orders and ultimately sales;

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our ability to deliver on the expectations of customers with respect to the pricing, performance, quality, reliability, safety and efficiency of the Endurance and to provide the levels of after sale service and support that they will require;

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the risk that our technology, including our hub motors, do not perform as expected;

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our ability to conduct business using a direct sales model, rather than through a dealer network used by most other OEMs;

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our ability to remain in compliance with our debt covenants and the risks associated with having pledged significant assets as collateral for recently incurred indebtedness;

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the effects of competition on our ability to market and sell vehicles;

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our ability to attract and retain key personnel;

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the pace and depth of electric vehicle adoption generally;

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our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

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our ability to obtain required regulatory approvals and changes in laws, regulatory requirements, governmental incentives and fuel and energy prices;

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the impact of health epidemics, including the COVID-19 pandemic, on our business, the other risks we face and the actions we may take in response thereto;

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cybersecurity threats and compliance with privacy and data protection laws;

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failure to timely implement and maintain adequate financial, information technology and management processes and controls and procedures; and

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the possibility that we may be adversely affected by other economic, geopolitical, business and/or competitive factors, including the direct and indirect effects of the war in Ukraine.

We qualify all of the forward-looking statements contained in this prospectus, in the documents incorporated by reference herein and in any prospectus supplement by these cautionary statements. These forward-looking statements speak only as of the date on which the statements were made and are not guarantees of future performance. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to review any additional disclosures we make in the documents we subsequently file with the SEC that are incorporated by reference in this prospectus and any prospectus supplement. See “Where You Can Find Additional Information.”

USE OF PROCEEDS
All of the Class A common stock and Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of our securities by the Selling Securityholders pursuant to this prospectus.
We will receive up to an aggregate of approximately $43.1 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that any Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. We will have broad discretion regarding the timing and application of the net proceeds from this offering. We expect to use the net proceeds from the exercise of any Warrants for general corporate purposes. Pending the ultimate use of such proceeds, we may invest the net proceeds in short-term, investment-grade, interest- bearing instruments.

DESCRIPTION OF OUR SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Second Amended and Restated Certificate of Incorporation(the “Charter”), our Amended and Restated Bylaws (the “Bylaws”) and the Warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the Charter, the Bylaws and the Warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
The Charter authorizes the issuance of 462,000,000 shares of capital stock, $0.0001 par value per share, consisting of 450,000,000 shares of Class A common stock and 12,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The outstanding shares of Class A common stock are duly authorized, validly issued, fully paid and non-assessable.
Class A Common Stock
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A common stock possess all voting power for the election of our directors and all other matters requiring stockholder action, and at all times vote together as one class on all matters properly submitted to a vote of the stockholders. Holders of Class A common stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Holders of Class A common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the board of directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Liquidation, Dissolution and Winding Up
In the event of any voluntary or involuntary liquidation, dissolution, distribution of assets or winding up, holders of the Class A common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to Class A common stock.
Election of Directors
Our Charter provides that our board of directors is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors.
Preferred Stock
Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Class A common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.
We have no preferred stock outstanding as of the date hereof.
Warrants
As of August 1, 2022, there were 3,925,953 Warrants outstanding in the aggregate to purchase our Class A common stock, consisting of 2,276,464 Private Placement Warrants and 1,649,489 BGL Warrants.
Except as discussed below, including under “Private Placement Warrants and BGL Warrants,” the Private Placement Warrants and BGL Warrants have terms and provisions that are identical to those of the previously outstanding Public Warrants, as described below.
Each whole Warrant entitles the registered holder to purchase one whole share of our Class A common stock at a price of $11.50 per share (or $10.00 per share in the case of the BGL Warrants), subject to adjustment as discussed below. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of Class A common stock. This means that only a whole Warrant may be exercised at any given time by a Warrant holder. The Warrants will expire on October 23, 2025, at 5:00 p.m., New York City time (or October 23, 2023, at 5:00 p.m., New York City time, in the case of the BGL Warrants), or earlier upon redemption or liquidation.
We have filed this registration statement registering the resale of the Class A common stock issuable upon future exercise of the Private Placement Warrants or the BGL Warrants. We will use our reasonable best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement.
Private Placement Warrants and BGL Warrants
The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be redeemable by us so long as they are held by DiamondPeak’s sponsor, DiamondPeak Sponsor LLC (the “Sponsor”), certain funds and accounts managed by subsidiaries of BlackRock, Inc. (collectively, the “Anchor Investor”) or their respective permitted transferees or any of our officers or directors. Otherwise, the Private Placement Warrants have terms and provisions that are identical to the previously outstanding Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by such holders on the same basis as the previously outstanding Public Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Private Placement Warrants in that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying such Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the warrant agent.
On July 24, 2020, Legacy Lordstown entered into an amended engagement agreement (the “BGL Letter Agreement”) with Brown, Gibbons Lang & Company Securities, Inc. (“BGL Securities”), pursuant to which, among other things, BGL Securities was engaged to serve as a financial advisor to Legacy Lordstown in connection with the Business Combination and other related transactions. Among other things, Legacy Lordstown agreed that contemporaneously with the Closing, we would issue the BGL Warrants to BGL Securities or its designee (which in this case is BGL), entitling it to purchase, in the aggregate, 1% of our issued and outstanding Class A common stock, as determined immediately after giving effect to the Business Combination and the PIPE investment that occurred in connection therewith.
The BGL Warrants have an exercise price of $10.00 per share and are exercisable until October 23, 2023 without regard as to whether a registration statement with respect to the underlying shares is then in effect. Other than the exercise price and other terms set forth in the BGL Letter Agreement as described above and certain other terms consistent with the nature of the BGL Warrants (i.e., that they were privately, rather than publicly, issued), the BGL Warrants are subject to substantially the same terms and conditions as the previously outstanding Public Warrants.
Notwithstanding any rights that we have to redeem, exchange or force an exercise of the BGL Warrants, we agreed only to exercise any such rights over any BGL Warrants to the extent that the shares of Class A common stock that are issuable upon BGL’s exercise of the BGL Warrants (i) are not then subject to lock-up restrictions and (ii) either (a) are then subject to an effective registration statement covering the resale of such shares by BGL (and such registration statement is then available for such resale) or (b) may then be sold by BGL pursuant to Rule 144 under the Securities Act (“Rule 144”).
Redemption of Warrants for Cash
We may call the outstanding Warrants for redemption:
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in whole and not in part;

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at a price of $0.01 per Warrant;

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upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder; and

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if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 or $10.00 Warrant exercise price after the redemption notice is issued.
Redemption of Warrants for Shares of Class A Common Stock
We may redeem the outstanding Warrants:
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in whole and not in part;

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at a price equal to a number of shares of Class A common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A common stock (as defined below) except as otherwise described below;

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upon a minimum of 30 days’ prior written notice of redemption;

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if, and only if, the last reported sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders; and

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if, and only if, there is an effective registration statement covering the shares of Class A common stock issuable upon exercise of the Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A common stock that a Warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.
Redemption Date (period to expiration of Warrants)	Fair Market Value of Class A Common Stock
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, we may choose to, pursuant to this redemption feature, redeem the Warrants at a “redemption price” of 0.277 shares of Class A common stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, we may choose to, pursuant to this redemption feature, redeem the Warrants at a “redemption price” of 0.298 shares of Class A common stock for each whole Warrant. Finally, as reflected in the table above, we can redeem the Warrants for no consideration in the event that the Warrants are “out of the money” (i.e. the trading price of our Class A common stock is below the exercise price of the Warrants) and about to expire.
As stated above, we can redeem the Warrants when the Class A common stock is trading at a price starting at $10.00, which is at or below the exercise price of $10.00 or $11.50, as applicable, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with fair value (in the form of shares of Class A common stock). If we choose to redeem the Warrants when the Class A common stock is trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Class A common stock if and when Class A common stock was trading at a price higher than the exercise price.
No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of shares of Class A common stock to be issued to the holder.
Redemption Procedures and Cashless Exercise
If we call the Warrants for redemption for cash as described above, our management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our Warrants. If our management elects this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. If we call our Warrants for redemption and our management does not elect this option, our Sponsor, our Anchor Investor and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.
A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the “fair market value” will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “fair market value” means the volume weighted average price of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, or (c) to satisfy the redemption rights of the holders of Class A common stock in connection with the Business Combination, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter. In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised its Warrants immediately prior to such event. If less than 70.0% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant.
The Warrants were issued in registered form under a Warrant Agreement between American Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision.
The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Class A common stock or any voting rights until they exercise their Warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the Warrant holder.

SELLING SECURITYHOLDERS
The Selling Securityholders acquired the shares of our Class A common stock and the Private Placement Warrants offered hereby and may acquire the shares of our Class A common stock issuable upon exercise of the Private Placement Warrants and the BGL Warrants (the “Warrant Shares”), in each case, in a private offering pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act.
Pursuant to various agreements with certain of the Selling Securityholders, we agreed to file the registration statement of which this prospectus forms a part with the SEC for the purposes of registering for resale the Private Placement Warrants, the Warrant Shares and certain shares of Class A common stock issued to the Selling Securityholders pursuant to such agreements. We are also registering for resale the shares of Class A common stock received by the Legacy Lordstown stockholders in the Business Combination.
The following table sets forth, based on written representations from the Selling Securityholders, certain information as of July 22, 2022, except where noted below, regarding the beneficial ownership of the Selling Securityholders of our Class A common stock and the Private Placement Warrants and the shares of Class A common stock and the Private Placement Warrants being offered by the Selling Securityholders. Information with respect to shares of Class A common stock beneficially owned prior to the offering includes shares underlying Private Placement Warrants and other rights of such Selling Securityholder to acquire Class A common shares. The applicable percentage ownership of the securities being offered hereby is based on approximately 205,871,561 shares of Class A common stock outstanding as of August 1, 2022. Information with respect to shares of Class A common stock and the Private Placement Warrants owned beneficially after the offering assumes the sale of all of the shares of Class A common stock, Private Placement Warrants and Warrant Shares offered and no other purchases or sales of our securities. The Selling Securityholders may offer and sell some, all or none of their shares of Class A common stock, their Private Placement Warrants or Warrant Shares, as applicable.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes to the table below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Class A common stock, the Private Placement Warrants and Warrant Shares that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.
					Shares of Class A Common Stock After the Offered Shares of Class A Common Stock Are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants Are Sold
Name of Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Number of Shares of Class A Common Stock Being Offered(1)	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock After the Offered Shares of Class A Common Stock Are Sold	Percent	Number	Percent
Abel Family Investments LLC	782,005	0	782,005	0	0	0	0	0
Adam & Ellen Gannon Shapiro JT TEN	50,055	0	44,555	0	5,500	**	0	0
Adam Perlow & Marlo S. Perlow JT TEN	27,940	0	27,940	0	0	0	0	0
Albert T. Adams, Trustee of The Albert T. Adams Trust(2)	100,383	0	100,383	0	0	0	0	0
Albert Thomas Adams(2)	55,881	0	55,881	0	0	0	0	0
Alexander Gitch	1,504	575	1,504	575	0	0	0	0
Alice A. Devine	5,000	0	5,000	0	0	0	0	0
AMFCO-4 LLC(3)	330,000	0	301,000	0	29,000	**	0	0
Andrew D. Weller	14,513	0	14,513	0	0	0	0	0
Andrew Richardson(4)	88,357	0	88,357	0	0	0	0	0

					Shares of Class A Common Stock After the Offered Shares of Class A Common Stock Are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants Are Sold
Name of Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Number of Shares of Class A Common Stock Being Offered(1)	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock After the Offered Shares of Class A Common Stock Are Sold	Percent	Number	Percent
Anthony B. Cimino*	183,411	0	183,411	0	0	0	0	0
Anthony J. Hasapis*	5,019	0	5,019	0	0	0	0	0
Anthony V. Milone	52,589	0	52,308	0	281	*	0	0
Armory Fund LP(3)	273,000	0	210,000	0	63,000	**	0	0
Article Third of Hamamoto Family Trust 2003(5)	994,755	202,933	266,971	202,933	524,851	**	0	0
ATJ Electrical Co Inc(6)	40,304	0	30,304	0	10,000	**	0	0
Barbara G. Samuels(7)	235,342	0	235,342	0	0	0	0	0
Barrett A. Binion	753	288	288	288	465	**	0	0
BEMAP Master Fund Ltd*(8)	545,454	0	545,454	0	0	0	0	0
Blackwell Horizon LLC(9)	46,466	0	46,466	0	0	0	0	0
BLDG, LLC(10)	10,060	0	10,060	0	0	0	0	0
Brad S. Lebovitz	37,044	6,398	37,044	6,398	0	0	0	0
Bradley L. Todora	20,120	0	20,120	0	0	0	0	0
Brett Bossung	649,667	16,917	649,667	16,917	0	0	0	0
Brett C. Klyza	17,675	7,493	17,675	7,493	0	0	0	0
Brian A. Betancourt*	112,969	0	112,969	0	0	0	0	0
Brian Frank	10,101	0	10,101	0	0	0	0	0
Brian Roberts	122,204	0	122,204		0	0	0	0
Brown Gibbons Lang & Company LLC(11)	1,649,489	0	1,649,489	0	0	0	0	0
Chris Prouty*	40,082	0	40,082	0	0	0	0	0
Chris S. Westfahl	67,379	2,624	67,379	2,624	0	0	0	0
Christine M. Ojile	5,769	0	5,019	0	750	**	0	0
Christopher J. Cecchetelli	1,223	468	1,223	468	0	0	0	0
Chuan D. Vo(12)	227,641	0	717	0	226,924	**	0	0
Clayton E. Wimberly & Joan Mary Wimberly COMM WROS PROP*	15,152	0	15,152	0	0	0	0	0
Colleen C. Fennerty	753	288	753	288	0	0	0	0
Connie Leonard	2,000	0	2,000	0	0	0	0	0
Constantine A. Tujios	43,881	5,248	43,881	5,248	0	0	0	0
Daniel J. Wampler & Lisa Ann Wampler JT TEN*	177,446	0	177,446	0	0	0	0	0
Daniel W. Grotenhuis*	111,763	0	111,763	0	0	0	0	0
Danielle Voroba	719	719	719	719	0	0	0	0
David Ezekiel	90,000	0	90,000	0	0	0	0	0
David Mazzullo*	40,405	0	40,405	0	0	0	0	0
David T. Hamamoto(13)	2,835,360	1,217,597	2,819,423	1,217,597	15,937	**	0	0
Dechomai Asset Trust(14)	500,000	0	500,000	0	0	0	0	0

					Shares of Class A Common Stock After the Offered Shares of Class A Common Stock Are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants Are Sold
Name of Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Number of Shares of Class A Common Stock Being Offered(1)	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock After the Offered Shares of Class A Common Stock Are Sold	Percent	Number	Percent
Diamond Head Partners LLC(15)	1,409,712	608,799	1,409,712	608,799	0	0	0	0
Dominic Audino*	25,253	0	25,253	0	0	0	0	0
Douglas Solomon*	21,212	0	21,212	0	0	0	0	0
Edward and Judy Ptaszek JT TEN(16)	55,881	0	55,881	0	0	0	0	0
Edward M. Giles Exempt Trust UAD(17)	225,940	0	225,940	0	0	0	0	0
Edward M. Giles GST Exempt Trust UAD 11/30/11(17)	30,304	0	30,304	0	0	0	0	0
Edward M. Giles Revocable Trust(18)	393,585	0	393,585	0	0	0	0	0
Erieview Acquisition LLC(19)	139,704	0	139,704	0	0	0	0	0
Ernest Mario Fifteen Year ResidenceTrust(20)	102,020	0	102,020	0	0	0	0	0
Ernest Mario(67)	83,353	0	83,353	0	0	0	0	0
Federated Hermes Kaufmann Small Cap Fund, a Portfolio of Federated Hermes Equity Funds(21)	1,500,000	0	1,500,000	0	0	0	0	0
Fiduciary Trust as Custodian for The Edward M. Giles ROTH IRA(22)	30,304	0	30,304	0	0	0	0	0
Flamingo Drive Partners LLC(23)	55,881	0	55,881	0	0	0	0	0
Frangos Properties Group LLC(24)	42,500	0	42,500	0	0	0	0	0
Frank H. Moore*(25)	5,019	0	5,019	0	0	0	0	0
Garrett Paul Ederle	15,702	6,371	15,702	6,371	0	0	0	0
Gavin A. Scotti, Jr.*	588,128	0	563,128	0	25,000	**	0	0
Gavin A. Scotti, Sr.*	50,506	0	50,506	0	0	0	0	0
George F. Wood	1,037,347	0	1,037,347	0	0	0	0	0
George Syrianoudis(66)	61,605	0	10,118	0	51,487	**	0	0
Giles Family 2015 Trust UAD 12/16/15(17)	197,949	0	197,949	0	0	0	0	0
Glenn Kunkel	740	0	740	0	0	0	0	0
H. Benjamin Samuels	106,387	0	106,387	0	0	0	0	0
Han Solutions II LLC(26)	20,662	0	16,162	0	4,500	**	0	0
Henry Steeneck*	42,795	0	42,795	0	0	0	0	0
Honus Group LLC(27)	62,628	0	62,628	0	0	0	0	0
Howard W. Wilson	10,101	0	10,101	0	0	0	0	0
Invader II LLC*(28)	337,703	0	337,703	0	0	0	0	0
Jacob Cooper*	8,918	0	8,918	0	0	0	0	0
James J. Dolan*(29)	15,152	0	15,152	0	0	0	0	0
Janice & Michael Drake Trust UAD*(30)	61,082	0	55,881	0	5,201	**	0	0
Jeffrey Cook	10,947	10,947	0	10,947	0	0	0	0
Jeremy Samuels	85,033	0	71,033	0	14,000	**	0	0
Ji Yeong Ruggiere	6,864	2,624	6,864	2,624	0	0	0	0

					Shares of Class A Common Stock After the Offered Shares of Class A Common Stock Are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants Are Sold
Name of Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Number of Shares of Class A Common Stock Being Offered(1)	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock After the Offered Shares of Class A Common Stock Are Sold	Percent	Number	Percent
John R. Tilson Trust UAD 06/03/19(31)	41,513	0	41,513	0	0	0	0	0
John William Blaney*(32)	7,358	0	5,023	0	2,335	**	0	0
Joseph Gamberale*	15,152	0	15,152	0	0	0	0	0
Judith Hannaway(33)	63,000	0	0	0	63,000	0	0	0
Julio C. Rodriguez(34)	558,862	0	34,080	0	524,782	**	0	0
Keith Feldman(35)	234,645	91,613	234,645	91,613	0	0	0	0
Keith M. Kleeman	50,301	0	50,301	0	0	0	0	0
Kelly Griffin	121,540	0	117,965	0	3,575	**	0	0
Kenneth Beckerman*	10,101	0	10,101	0	0	0	0	0
Kyle Buchakjian	41,500	0	41,500	0	0	0	0	0
Kyriakos Mihalitsis	4,608	1,762	4,608	1,762	0	0	0	0
Laurence Zalk*	15,057	0	15,057	0	0	0	0	0
Lawrence & Susan Wilson JT TEN	85,753	0	85,553	0	200	**
Liang S. Wu	941	360	941	360	0	0	0	0
LWMM LLC(36)	139,604	0	139,604	0	0	0	0	0
Manuel Z. Rios & Gloria P Rios JT TEN	81,578	0	81,578	0	0	0	0	0
Marc Lehmann	95,152	0	15,152	0	80,000	**	0	0
Margate Partners	10,000	0	10,000	0	0	0	0	0
Mark A. Walsh(37)	649,667	16,917	649,667	16,917	0	0	0	0
Mark G. Christiana	72,439	0	72,439	0	0	0	0	0
Marmatt LLC(38)	53,427	0	49,227	0	4,200	**	0	0
Martin Rucidlo(39)	20,754	0	7,535	0	13,219	**	0	0
Masood A. Bhatti	66,751	2,624	66,751	2,624	0	0	0	0
Medford Bragg	162,269	0	162,269	0	0	0	0	0
Melissa Leonard(40)	156,651	0	34,046	0	122,605	0	0	0
MGC Properties LLC(41)	3,725	0	2,525	0	1,200	**	0	0
Michael & Diane W. Gibbons JT TEN(42)	282,342	0	282,342	0	0	0	0	0
Michael D. Gates(43)	18,320	0	10,101	0	8,219	0	0	0
Michael Franzese	15,285	5,248	15,285	5,248	0	0	0	0
Michael Kolodny Revocable Trust Dated 2/13/97(44)	5,010	0	5,010	0	0	0	0	0
Michael Randall	60,000	0	60,000	0	0	**	0	0
Michael Solomon(45)	1,112,000	0	1,000,000	0	112,000	0	0	0
Michael T. Drake	14,459	0	9,054	0	5,405	**		0
Mickey W. Kowitz(46)	10,060	0	10,060	0	0	0	0	0
Mildred Martha Mario Exempt Trust(47)	24,500	0	24,500	0	0	0	0	0
Mildred Martha Mario Nonelective Trust(47)	79,490	0	79,490	0	0	0	0	0

					Shares of Class A Common Stock After the Offered Shares of Class A Common Stock Are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants Are Sold
Name of Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Number of Shares of Class A Common Stock Being Offered(1)	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock After the Offered Shares of Class A Common Stock Are Sold	Percent	Number	Percent
Mildred Martha Mario Nonexempt Trust, Ernest Mario and Jeremy K. Mario, Co-Trustees(69)	114,286	0	114,286	0	0	0	0	0
Millie LLC(48)	24,000	0	0	0	24,000	**	0	0
Nancy Hu*(49)	13,970	0	13,970	0	0	0	0	0
New Era Capital Fund LP*(50)	101,013	0	101,013	0	0	0	0	0
Norman Ravski*	66,613	0	66,613	0	0	0	0	0
Patricia Avery	10,101	0	10,101	0	0	0	0	0
Patrick & Mary Ellen McCullough JT TEN(51)	180,289	0	179,664	0	625	**	0	0
Paul A. McAlpine*	48,142	0	48,142	0	0	0	0	0
Payton Gutting	753	288	753	288	0	0	0	0
Phil Richard Schmidt*(52)	334,148	0	9,366	0	324,782	**	0	0
Primary Investments LLC*(53)	50,506	0	50,506	0	0	0	0	0
Randall L. & Noreen Cochran JT TEN	40,000	0	20,000	0	20,000	**	0	0
Reuben Taub*	30,115	0	30,115	0	0	0	0	0
Ricky Solomon	55,316	0	55,316	0	0	0	0	0
Riverview Group LLC*(54)	800,000	0	800,000	0	0	0	0	0
Robert & Abigail A. Ruhlman JT TEN*	141,198	0	141,198	0	0	0	0	0
Robert Berman*	10,101	0	10,101	0	0	0	0	0
Robert C. Eising	13,301	0	10,101	0	3,200	**	0	0
Robert Coffey	5,030	0	5,030	0	0	0	0	0
Robert H. Chicoine Jr.	71,664	0	71,664	0	0	0	0	0
Robert Kromer and Emily Berry*	5,030	0	5,030	0	0	0	0	0
Robert Tyler King	13,633	5,580	5,580	5,580	8,053	**	0	0
Ronald Stepanovic(55)	39,634	0	39,634	0	0	0	0	0
ROTH IRA FBO Edward M. Giles(56)	167,645	0	167,645	0	0	0	0	0
ROTH IRA FBO George F. Wood(57)	40,910	0	40,910	0	0	0	0	0
Ryan Schnepf	33,326	3,487	33,326	3,487	0	0	0	0
Samuel Staggers	50,000	0	50,000	0	0	0	0	0
Samuels 2012 Children’s Trust(58)	50,506	0	50,506	0	0	0	0	0
Scherlis Family LLC(59)	109,605	0	99,605	0	10,000	**	0	0
Scott Dols	168,851	0	168,851	0	0	0	0	0
Seth A. Zimmerman	377	144	377	144	0	0	0	0
SFL SPV I LLC*(8)	81,818	0	81,818	0	0	0	0	0
Solfin Corporation*(60)	27,940	0	27,940	0	0	0	0	0
Stephen Baksa	603,857	0	603,857	0	0	0	0	0
Stephen Drees	65,928	0	65,928	0	0	0	0	0
Stephen J. Schaefer	998,096	0	555,854	0	442,242	**	0	0

					Shares of Class A Common Stock After the Offered Shares of Class A Common Stock Are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants Are Sold
Name of Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Number of Shares of Class A Common Stock Being Offered(1)	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock After the Offered Shares of Class A Common Stock Are Sold	Percent	Number	Percent
Stephen Maffei*	13,970	0	13,970	0	0	0	0	0
Stephen S. Burns(61)	35,362,745	0	35,362,745	0	0	0	0	0
Steven Berkowitz*	70,148	0	70,148	0	0	0	0	0
Steven Struhl	31,940	0	13,970	0	17,970	**	0	0
Superius Securities Group Inc. Profit Sharing Plan*(62)	50,239	0	50,239	0	0	0	0	0
Ted Cooper	118,270	0	88,770	0	29,500	**	0	0
Thaddeus M. Bort(63)	11,151	0	10,101	0	1,050	**	0	0
The Monte R. Black Trust AGM DTD 9/17/2008 As Amended(64)	86,176	0	84,626	0	1,550	**	0	0
Thomas T. George	27,376	0	27,376	0	0	0	0	0
Thomas Wolfe	57,125	0	56,512	0	613	**	0	0
Troutman Family LP(65)	12,626	0	12,626	0	0	0	0	0
Vark Investments LLC	1,278,134	16,918	1,278,134	16,918	0	0	0	0
Vincent & Thomas Iannelli TEN COM	48,430	0	48,430	0	0	0	0	0
William B. Summers Jr.	55,881	0	55,881	0	0	0	0	0
Zachary L. Ring	1,882	720	1,882	720	0	0	0	0
Zachary M. Guy	40,514	40,514	40,514	40,514	0	0	0	0
Zuo Xiang	35,354	0	35,354	0	0	0	0	0
TOTAL:	63,716,027	2,276,464	60,700,926	2,276,464	2,801,221	1.43%

*
Information is as of November 30, 2020.

**
Represents beneficial ownership of less than 1%.

(1)
The amounts set forth in this column are the number of shares of Class A common stock that may be offered by each Selling Securityholder, including the Warrant Shares. These amounts do not represent any other securities that the Selling Securityholder may own beneficially or otherwise.

(2)
Albert Thomas Adams is a Partner at Baker & Hostetler LLP, which provides legal services to us.

(3)
Seaport Global Asset Management, LLC (“SGAM”) is the manager of AMFCO-4 LLC and Armory Fund, LP. Stephen Smith, is the Chief Executive Officer of SGAM. Mr. Smith and SGAM have voting control and investment discretion over the securities described herein held by AMFCO-4 LLC and Armory Fund LP. As a result Mr. Smith and SGAM may be deemed to have beneficial ownership (as determined under S-17(d) the Exchange Act, as amended) of the securities described herein held by AMFCO-4 LLC and Armory Fund, LP.

(4)
Andrew Richardson served as our independent director prior to the Closing and received his shares from the Sponsor.

(5)
Includes 266,971 shares of Class A common stock acquired from the Sponsor, 524,851 shares of Class A common stock and 202,933 shares of Class A common stock underlying Private Placement

Warrants. David Hamamoto does not have voting or investment power with respect to these securities and is not a beneficial owner of these securities.
(6)
Includes 8,000 shares held by Andrew Drazic and 2,000 shares held by John Drazic. Andrew Drazic and John Drazic are each deemed to have power to vote or dispose of the reported securities offered hereby.

(7)
J. Victor & Barbara G. Samuels JT TEN transferred 83,822 Class A common shares to Barbara G. Samuels.

(8)
Krista Librett, Operations Manager of Monashee Investment Management, LLC, is deemed to have power to vote or dispose of the reported securities offered hereby.

(9)
Daniel Blackwell, Dennis Blackwell, Christopher Blackwell, Patrick Blackwell, and Desiree Gress are each deemed to have power to vote or dispose of the reported securities offered hereby.

(10)
Paul J. Becker, Jr. is deemed to have power to vote or dispose of the reported securities offered hereby.

(11)
Michael E. Gibbons, John R. Tilson and other members of the BGL executive committee may be deemed to share the power to vote or dispose of the reported securities offered hereby. BGL’s sister company, BGL Securities, is a registered broker-dealer that served as financial advisor to Legacy Lordstown. BGL received the BGL Warrants as designee of BGL Securities, as partial consideration for such services as financial advisor.

(12)
Chuan D. (John) Vo is our former Vice President of Propulsion. Includes 226,924 Class A common shares underlying options exercisable as of July 22, 2022.

(13)
Includes securities held by Mr. Hamamoto individually and by the David T. Hamamoto GRAT 2019 — SPAC (the “GRAT”), a grantor retained annuity trust, of which Mr. Hamamoto is the trustee and sole annuitant of the GRAT. Mr. Hamamoto is our director and our former Chairman of the Board and Chief Executive Officer.

(14)
Ryan Raffin, Bryan Clontz and Gary Snerson, as individual trustees of Dechomai Asset Trust, are each deemed to have power to vote or dispose of the reported securities offered hereby. Dechomai Foundation, Inc., as corporate trustee of Dechomai Asset Trust, also is deemed to have power to vote or dispose of the reported securities offered hereby.

(15)
David T. Hamamoto is deemed to have power to vote or dispose of the reported securities offered hereby. Mr. Hamamoto, our director and former Chairman of the Board and Chief Executive Officer, is the sole managing member of Diamond Head Partners.

(16)
Edward Ptaszek is a Partner at Baker & Hostetler LLP, which provides legal services to us.

(17)
Edward M. Giles and Zachary A. Wydra are each deemed to have power to vote or dispose of the reported securities offered hereby. Zachary A. Wydra is Chief Executive Officer of, and thus is an affiliate of, registered broker-dealer First Manhattan Co.

(18)
Edward M. Giles is deemed to have power to vote or dispose of the reported securities offered hereby.

(19)
James J. Kassouf is deemed to have power to vote or dispose of the reported securities offered hereby.

(20)
Ernest Mario and Jeremy Mario are each deemed to have power to vote or dispose of the reported securities offered hereby.

(21)
The Selling Securityholder, Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds, is managed by Federated Equity Management Company of Pennsylvania and subadvised by Federated Global Investment Management Corp., which are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Hermes, Inc., or “the Parent.” All of the Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust, or the “Trust,” for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue, who are collectively referred to as “Trustees,” act as trustees. The Parent’s subsidiaries have the power to direct the vote and disposition of the securities held by the Selling Securityholder. Each of the Parent, its subsidiaries, the Trust, and each of the Trustees, expressly disclaims beneficial ownership of such securities. The investment adviser of the Selling Securityholder is under common control with two registered broker-dealers, Federated Securities Corp. and Federated International Securities Corp. Each such broker-dealer is a limited purpose broker-dealer, the primary business of which is to distribute shares of pooled investment vehicles advised by affiliated investment advisers.
(22)
Edward M. Giles is deemed to have power to vote or dispose of the reported securities offered hereby.

(23)
Marc Lehmann is deemed to have power to vote or dispose of the reported securities offered hereby.

(24)
Damon Frangos and Louis Grangos are each deemed to have power to vote or dispose of the reported securities offered hereby.

(25)
Frank H. Moore is a Financial Advisor at, and thus is an affiliate of, registered broker-dealer UBS Financial Services, Inc.

(26)
Anthony Milone is deemed to have power to vote or dispose of the reported securities offered hereby.

(27)
Samuel H. Johnson, Patrick E. Mangin and Theodore H. Reich are each deemed to have power to vote or dispose of the reported securities offered hereby.

(28)
Dominc Audino is deemed to have power to vote or dispose of the reported securities offered hereby.

(29)
James J. Dolan is a director of PlanMember Financial Corp., which is the parent company of registered broker-dealer PlanMember Securities Corp, Carpentaria CA. He is also a FINRA registered representative.

(30)
Michael T. Drake and Janice R. Drake are each deemed to have power to vote or dispose of the reported securities offered hereby.

(31)
John R. Tilson is deemed to have power to vote or dispose of the reported securities offered hereby.

(32)
John William Blaney is our employee.

(33)
Judith Hannaway served as our independent director prior to the Closing and received her shares from the Sponsor.

(34)
Julio C. Rodriguez is our former Chief Financial Officer.

(35)
Keith Feldman serves on our board of directors.

(36)
Terrence P. Fergus is deemed to have power to vote or dispose of the reported securities offered hereby.

(37)
Mark A. Walsh served as our independent director prior to the Closing and received his shares from the Sponsor.

(38)
Anthony V. Milone is deemed to have power to vote or dispose of the reported securities offered hereby.

(39)
Martin J. Rucidlo is a former member of our board of directors.

(40)
Melissa Leonard is our Executive Vice President, General Counsel & Secretary. Includes 66,666 Class A common shares underlying options exercisable as of July 22, 2022.

(41)
Mark Christiana is deemed to have power to vote or dispose of the reported securities offered hereby.

(42)
Michael Gibbons is a shareholder of, and an affiliate of, registered broker-dealer Brown, Gibbons, Lang & Company Securities, Inc., which served as financial advisor to Legacy Lordstown.

(43)
Michael D. Gates is a former member of our board of directors.

(44)
Michael Kolodny, as trustee, is deemed to have power to vote or dispose of the reported securities offered hereby.

(45)
Michael Solomon is a FINRA registered representative associated with Maxim Group LLC.

(46)
Mickey W. Kowitz served on our board of directors.

(47)
Ernest Mario and Jeremy Mario are each deemed to have power to vote or dispose of the reported securities offered hereby.

(48)
Robert Edward Jackson, Robert Drew Jackson and Christopher Jason Wollman are each deemed to have power to vote or dispose of the reported securities offered hereby.

(49)
Nancy Hu works as a consultant for, and thus is an affiliate of, registered broker-dealer First Manhattan Co.

(50)
Joe Lukens is deemed to have power to vote or dispose of the reported securities offered hereby.

(51)
Includes 500 shares held individually by Mary Ellen McCullough and 125 shares held by Patrick McCullough.

(52)
Phil Richard (Rich) Schmidt is our former President.

(53)
Gina Robins is deemed to have power to vote or dispose of the reported securities offered hereby.

(54)
Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Riverview Group LLC (“Riverview Group”) and may be deemed to have shared voting control and investment discretion over securities owned by Riverview Group.

(55)
Ronald Stepanovic is a Partner at Baker & Hostetler LLP, which provides legal services to us.

(56)
Edward M. Giles is deemed to have power to vote or dispose of the reported securities offered hereby.

(57)
George F. Wood is deemed to have power to vote or dispose of the reported securities offered hereby.

(58)
Benjamin Samuels is deemed to have power to vote or dispose of the reported securities offered hereby.

(59)
Morris Scherlis is deemed to have power to vote or dispose of the reported securities offered hereby.

(60)
Douglas Solomon is deemed to have power to vote or dispose of the reported securities offered hereby.

(61)
On January 11, 2022, upon the termination of a grantor retained annuity trust, of which Mr. Burns, our former Chairman of the Board and former Chief Executive Officer, was the trustee and sole annuitant, 13,906,553 shares of Class A Common Stock were transferred to Mr. Burns and are held by him directly. Mr. Burns’ beneficial ownership information is from a Schedule 13D filed on March 3, 2022.

(62)
James Hudgins and AC Hudgins are each deemed to have power to vote or dispose of the reported securities offered hereby.

(63)
Includes 1,050 shares held jointly with his wife.

(64)
Includes 1,550 shares of Class A Common Stock held by Susan K. Black. Monte R. Black and Susan K. Black, as co-trustees, are each deemed to have power to vote or dispose of the reported securities offered hereby.

(65)
Gina DiSanto is deemed to have power to vote or dispose of the reported securities offered hereby.

(66)
George Syrianoudis is our employee. Includes 12,500 Class A common shares underlying options exercisable as of July 22, 2022 and 38,987 Restricted Stock Units.

(67)
Ernest Mario transferred 114,286 Class A common shares to the Mildred Martha Mario Nonexempt Trust, Ernest Mario and Jeremy K. Mario, Co-Trustees.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to an aggregate of up to 2,276,464 shares of our Class A common stock that are issuable upon the exercise of the Private Placement Warrants by the holders thereof. We are also registering the resale by the Selling Securityholders or their permitted transferees from time to time of (i) up to 60,700,926 shares of Class A common stock (including up to 3,925,953 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants and BGL Warrants) and (ii) up to 2,276,464 Private Placement Warrants.
We are required to pay all fees and expenses incident to the registration of the shares of our Class A common stock and Private Placement Warrants to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Class A common stock or Private Placement Warrants.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.
The shares of Class A common stock and Private Placement Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Class A common stock or Private Placement Warrants by one or more of, or a combination of, the following methods:
•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
an over-the-counter distribution in accordance with the rules of the Nasdaq Stock Market;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
to or through underwriters or broker-dealers;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
in privately negotiated transactions;

•
in options transactions;

•
through a combination of any of the above methods of sale; or

•
any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell our securities short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If an applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of securities. If applicable through securities laws, the third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, American Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of the material U.S. federal income tax consequences relating to the ownership and disposition of our Class A common stock and Warrants. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). We have not requested, and will not request, a ruling from the IRS with respect to any of the U.S. federal income tax considerations described below, and as a result there can be no assurance that the IRS will not disagree with or successfully challenge any of the conclusions we have reached and that are described herein.
This discussion deals only with beneficial owners that hold the Class A common stock or Warrants (as the case may be) as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Moreover, this discussion is for general information only and does not address all of the U.S. federal income tax consequences that may be relevant to particular investors in light of their personal circumstances or to certain types of investors subject to special tax rules (such as U.S. holders (as defined below) having a functional currency other than the U.S. dollar, former citizens and residents of the United States, individual retirement accounts or other tax deferred accounts, banks or other financial institutions, persons subject to the alternative minimum tax, grantor trusts, real estate investment trusts, insurance companies, tax-exempt entities or organizations, partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes and investors therein, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons holding Class A common stock or Warrants in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction, taxpayers required to recognize income with respect to the Class A common stock or Warrants for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements, corporations treated as personal holding companies, U.S. holders who hold Class A common stock or Warrants through a non-U.S. broker or other intermediary, controlled foreign corporations, passive foreign investment companies or non-U.S. holders (as defined below) that are owned or controlled by U.S. holders).
This discussion does not address any U.S. federal tax consequences other than income tax consequences, such as U.S. federal estate and gift tax consequences, or any tax consequences under any state, local or foreign laws. Holders are urged to consult their own tax advisors as to the particular tax consequences to them of their ownership and disposition of Class A common stock or Warrants, including the applicability of any other U.S. federal tax laws or any state, local or foreign tax laws or any treaty, and any changes (or proposed changes) in applicable tax laws or interpretations thereof.
U.S. Holders
For purposes of this discussion, a “U.S. holder” means a beneficial owner (as determined for U.S. federal income tax purposes) of Class A common stock or Warrants that is, or is treated as, one of the following:
•
a citizen or individual resident of the United States as determined for U.S. federal income tax purposes;

•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” means any beneficial owner of Class A common stock or Warrants (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes is a beneficial owner of Class A common stock or Warrants, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding Class A common stock or Warrants, and partners in such partnerships, should consult their tax advisors as to the particular U.S. federal income tax consequences of acquiring, holding and disposing of Class A common stock or Warrants.
Tax Consequences to U.S. Holders
Dividends
Distributions, if any, made on our Class A common stock, other than certain pro rata distributions of common shares, generally will be included in income as ordinary dividend income to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. A distribution in excess of our current and accumulated earnings and profits will be treated as a tax-free return of capital, which reduces the U.S. holder’s tax basis in the Class A common stock. Any distribution in excess of the U.S. holder’s tax basis in the Class A common stock will be treated as capital gain and as long-term capital gain if the U.S. holder’s holding period in the Class A common stock exceeds one year. Certain non-corporate U.S. holders may be entitled to a preferential rate of tax on such dividends if certain holding periods and other requirements are met. Dividends received by a corporate U.S. holder may be eligible for the dividends-received deduction, subject to applicable limitations.
Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock
Upon the sale, taxable exchange, or other taxable disposition of our Class A common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) its tax basis in the Class A common stock. Such capital gain or loss will generally be long-term capital gain or loss if such U.S. holder’s holding period in the Class A common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders generally are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.
Exercise of a Warrant
Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. holder will not recognize gain or loss upon the exercise of a Warrant. The U.S. holder’s tax basis in the share of our Class A common stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. holder’s initial investment in the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. holder’s holding period for the Class A common stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. holder held the Warrants.
The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s tax basis in the Class A common stock received would generally equal the holder’s tax basis in the Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period for the Class A common stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of the Class A common stock would include the holding period of the Warrant.
It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. holder would be deemed to have surrendered a number of Warrants having a value equal to the exercise price. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Class A common stock represented by the Warrants deemed surrendered and the U.S. holder’s tax basis in the Warrants deemed surrendered. In this case, a

U.S. holder’s tax basis in the Class A common stock received would equal the sum of the U.S. holder’s initial investment in the Warrants exercised and the exercise price of such Warrants. It is unclear whether a U.S. holder’s holding period for the Class A common stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the Class A common stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.
Sale, Exchange, Redemption or Expiration of a Warrant
Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Class A common stock) or expiration of a Warrant, a U.S. holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. holder’s tax basis in the Warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the Warrant is held by the U.S. holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations.
A redemption of Warrants for Class A common stock described in this prospectus under “Description of Securities — Warrants” should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for shares of our Class A common stock. Your aggregate tax basis in the shares of Class A common stock received in the redemption should equal your aggregate tax basis in your Warrants redeemed and your holding period for the shares of Class A common stock received in redemption of your Warrants should include your holding period for your surrendered Warrants.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Class A common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a U.S. holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A common stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax withholding in the same manner as if such U.S. holder received a cash distribution from us equal to the fair market value of such increased interest.
Additional Tax on Passive Income
U.S. holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividend income and capital gains from the sale, exchange or other taxable disposition of, Class A common stock or Warrants, subject to certain limitations and exceptions.
Tax Consequences to Non-U.S. Holders
Dividends and Constructive Distributions
In general, any distributions (including constructive distributions) we make to a non-U.S. holder of shares of our Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A common stock, which will be treated as described under “Tax Consequences to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below.
Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. holders. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Exercise of a Warrant
The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. holder, as described under “Tax Consequences to U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. holder would be the same as those described below in “Tax Consequences to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”
Redemption of Warrants for Class A Common Stock
A redemption of Warrants for Class A common stock described in this prospectus under “Description of Securities — Warrants” should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for shares of our Class A common stock. Your aggregate tax basis in the shares of Class A common stock received in the redemption should equal your aggregate tax basis in your Warrants redeemed and your holding period for the shares of Class A common stock received in redemption of your Warrants should include your holding period for your surrendered Warrants.
Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants
A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A common stock or Warrants or an expiration or redemption of our Warrants, unless:
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the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder);

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the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

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we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our Class A common stock, and, in the case where shares of our Class A common stock are regularly traded on an established securities market, the non-U.S. holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. holder’s holding period for the shares of our Class A common stock. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose.
Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
If the third bullet point above applies to a non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our Class A common stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A common stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. holders are urged to consult their tax advisors regarding the application of these rules.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Class A common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a non-U.S. holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A common stock which is taxable to such holders as a distribution. A non-U.S. holder would be subject to U.S. federal income tax withholding in the same manner as if such non-U.S. holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash.
Information Reporting and Backup Withholding
Dividends (including constructive dividends) and other payments on our Class A common stock, and the amounts withheld, if any, with respect to the payments, will generally be required to be reported to the IRS.
U.S. Holders
U.S. holders may be subject to backup withholding (currently at a rate of 24%) with respect to dividends (including constructive dividends) and gross proceeds from the sale, exchange or disposition of our Class A common stock and Warrants unless (1) the U.S. holder is a corporation or comes within certain other exempt categories or (2) prior to payment, the U.S. holder provides an accurate taxpayer identification number and certifies as required on a duly completed and executed IRS Form W-9 (or permitted substitute form), and otherwise complies with the requirements of the backup withholding rules.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS and all other requirements are satisfied.

Non-U.S. Holders
Non-U.S. holders who have provided the applicable forms and certifications mentioned above under “Tax Consequences to Non-U.S. Holders” or who have otherwise established an exemption will generally not be subject to backup withholding.
Payments of the proceeds from the sale, exchange or disposition of Class A common stock or Warrants to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to those payments if the broker has certain specified U.S. connections. Information reporting and backup withholding may apply to payments of the proceeds from a sale, exchange or disposition of a Warrant or Class A common stock held by a non-U.S. holder to or through the U.S. office of a broker unless the non-U.S. holder establishes an exemption from one or both. Copies of the information returns reporting interest, deemed dividends, dividends and withholding may be made available to the tax authorities in a country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS and all other requirements are satisfied.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Class A common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “Tax Consequences to Non-U.S. Holders — Dividends and Constructive Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of Class A common stock or Warrants.

LEGAL MATTERS
Unless the applicable prospectus supplement indicates otherwise, the validity of the securities being offered by this prospectus will be passed upon by Baker & Hostetler, LLP, Cleveland, Ohio. Additional legal matters may be passed upon for us or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of the Company as of December 31, 2021 and 2020, and for each of the years in the two year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2021 consolidated financial statements contains an explanatory paragraph that states that the Company does not have sufficient liquidity to fund commercial scale production and the launch of sale of its electric vehicles which raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Additionally, the audit report covering the December 31, 2021 consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2021 due to the adoption of Accounting Standards Updated 2016-02, Leases (ASC Topic 842). The audit report on the effectiveness of internal control over financial reporting as of December 31, 2021, expresses an opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2021 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company did not have a sufficient number of trained resources with assigned responsibilities and accountability for the design and operation of internal controls over financial reporting. As a consequence, the Company did not effectively operate process-level control activities related to procure to pay (including operating expenses, prepaid expenses, and accrued liabilities), review and approval of manual journal entries, and user access controls to ensure appropriate segregation of duties.
The Company’s financial statements as of December 31, 2019, and for the period beginning April 30, 2019 and ended December 31, 2019, incorporated by reference this prospectus and registration statement have been audited by Clark, Schaefer, Hackett & Co., an independent registered public accounting firm, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The audit report covering the December 31, 2019 consolidated financial statements states that the Company does not have sufficient liquidity to fund commercial scale production and the launch of sale of its electric vehicles which raises substantial doubt about the Company’s ability to continue as a going concern. Such consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
This prospectus does not contain all the information in the registration statement of which this prospectus forms a part. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s website, as provided above.
Our website address is www.lordstownmotors.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.
INFORMATION INCORPORATED BY REFERENCE
This registration statement incorporates by reference important business and financial information about our Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference:
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Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 28, 2022.

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The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed), which was filed with the SEC on April 8, 2022.

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Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 filed on May 9, 2022 and August 4, 2022, respectively.

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Our Current Reports on Form 8-K or Form 8-K/A, filed on April 1, 2022, May 11, 2022, May 17, 2022, May 19, 2022 (with respect to items 5.02, 5.03, 5.07 and 9.01), May 23, 2022, June 1, 2022, July 12, 2022, August 11, 2022, and August 18, 2022.

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The Description of Class A Common Stock filed as Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 28, 2022.

We also incorporate by reference into this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the SEC), including those made after the date of the initial filing of the post-effective amendment to the registration statement of which this prospectus is a part and prior to effectiveness of such post-effective amendment.

Lordstown Motors Corp.
Up to 60,700,926 Shares of Class A Common Stock
Up to 2,276,464 Shares of Class A Common Stock Issuable Upon Exercise of
Warrants
Up to 2,276,464 Warrants

PROSPECTUS

August 31, 2022